SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 12, 2011
ENPRO INDUSTRIES, INC.

(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945

(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)
(704) 731-1500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 12, 2011, EnPro Industries, Inc. (the “Company”) announced that William Dries, the Company’s Senior Vice President and Chief Financial Officer, intends to retire during 2011. The Company anticipates that Mr. Dries will step down from his position as Chief Financial Officer following the 2011 annual meeting of shareholders, which is scheduled for May 5, 2011, but will continue to serve as Senior Vice President until his retirement from the Company on September 11, 2011, his 60th birthday.
     The Company further announced that Alexander W. Pease had accepted the Company’s offer of employment and will join the Company on February 28, 2011 as a Senior Vice President. Mr. Pease will later succeed Mr. Dries as Chief Financial Officer upon Mr. Dries’ retirement from that position.
     Mr. Pease, age 39, is a graduate of the U.S. Naval Academy at Annapolis and the Tuck School of Business at Dartmouth College. He is currently a partner with McKinsey & Co. in McKinsey’s Charlotte, North Carolina, office. Mr. Pease has been with McKinsey since 2000, with a two year break in 2002-2004, when he attended business school.
     Mr. Pease brings significant experience and functional depth to the Company. At McKinsey, he has served a wide range of clients in North and South America, Europe and the Middle East. His principal expertise is in capital efficiency and risk management, as well as in corporate finance, and he has been instrumental in building McKinsey’s practice in those areas. He is on the leadership team of McKinsey’s Energy and Materials Practice. Prior to joining McKinsey, Mr. Pease spent six years as a U.S. Navy SEAL Team leader.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2011

ENPRO INDUSTRIES, INC.

	By:	/s/ Richard L. Magee

Richard L. Magee Senior Vice President, General Counsel and Secretary

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